Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated April 18, 2018 (To Preliminary Prospectus dated April 13, 2018) Registration Statement No. 333-224139

Free Writing Prospectus

Check-Cap Ltd. Company Presentation

This free writing prospectus relates to the proposed public offering of (i) units, each consisting of one ordinary shares and 0.5 of a Series C Warrant to purchase one ordinary share and (ii) pre-funded units, each consisting of one pre-funded warrant and 0.5 of a Series C Warrant to purchase one ordinary share of Check-Cap Ltd. (the “Company”) that is being registered on a Registration Statement on Form F-1 (No. 333-224139) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated April 13, 2018 included in that Registration Statement which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1610590/000117891318001182/zk1821486.htm

The Company has filed a registration statement on Form F-1 (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from H.C. Wainwright & Co., LLC,, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or emailing placements@hcwco.com.

   Corporate Presentation  April 2018  www.check-cap.com

   This presentation highlights basic information about us. Because it is a summary, it does not contain all of the information you should consider before investing.Check-Cap Ltd. (the “Company”) has filed a registration statement on Form F-1 (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents that the Company has filed (including the risk factors described therein) with the Securities and Exchange Commission for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, we will arrange to send you the preliminary prospectus if you contact H.C. Wainwright & Co., 430 Park Avenue, 4th Floor, New York, New York 10022, telephone: (646) 975-6996.This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Safe Harborstatement      2

   Forward-Looking StatementsThis presentation contains certain statements that may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and clinical trials; the timing of, and our ability to make, regulatory filings and obtain and maintain regulatory approvals for our product candidates; our intellectual property position; the degree of clinical utility of our products, particularly in specific patient populations; our ability to develop commercial functions; expectations regarding product launch and revenue; our results of operations, cash needs, and spending of the proceeds from this offering; financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us. As a result, actual results may differ materially from any financial outlooks stated herein.   We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “targets,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, may differ materially from the forward-looking statements contained in this presentation as a result of a variety of factors including but not limited to those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s product candidate and those risks and uncertainties associated with the protection of the Company’s intellectual property rights. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  This document is not intended to be and is not an advertisement for any securities of the Company. For a more complete discussion of the risk factors affecting our business, please refer to our Annual Report on Form 20-F filed on April 4, 2018, with the United States Securities and Exchange Commission which is available on its website at http://www.sec.gov. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. We undertake no obligation to update, amend or clarify such statements to reflect new information or events or circumstances occurring after the date of this presentation or to reflect the occurrence of unanticipated events. This information does not provide an analysis of the Company's financial position and is not a solicitation to purchase or sell securities of the Company. You should independently investigate and fully understand all risks before investing in the Company.   Safe Harborstatement      3

     4  Experienced management team  Alex Ovadia CEO  Dr. Yoav KimchyFounder & CTO  Lior ToremCFO  Boaz ShpigelmanVP R&D

     5  Our Mission  Colon cancer prevention   through patient friendly screening

   6  Colon Cancer - Screening is Key to Prevention  Low screening adherence Mortality world-wide ~ 700K annuallyPrevention = Detection of Pre-cancerous polyps  Our solution - Patient friendly prep-free screening

 7          Incidence  Mortality  U.S  135k  50k  EU  471k  228k  China  310k  149k  Japan  113k  48k    Expected to increase by 60% by 2030  Deaths world-wide ~ 700k  Most lives could be saved   $42.6B  Colon Cancer Prevention Market Opportunity   Sources: * - Population age +50 at average risk - United Nations DESA/ Population Division – World Population Prospects 2017 (North America, Japan, China and Europe) ** - For patients screened once every 10 years at average procedure cost of $600 American Cancer Society. World Health Organization. J Natl Cancer Inst. 2011; 103:1-12 (Mariotto) Arnold M, et al. Gut 2016;0:1–9. doi:10.1136/gutjnl-2015-310912   626M  Market opportunity**  *  *  $5.4B  84M  Market opportunity**  U.S  EUChinaJapan  Annual Overview

   8  Pathway to commercialization  >200 capsules ingested, clear safety recordISO 13485 Certification and CE mark attainedU.S. clinical pathway realization in planningOngoing manufacturing line buildup at GERequest for marketing approval submitted in Israel Ongoing discussion with strategic partners

 9    Core patents granted in major jurisdictions     Robust Intellectual Property  33 Granted 1 Allowed20 Pending worldwide

 10  Multiple near term inflection points  Post CE approval study interim resultsC-Scan system approved for marketing in Israel          Q3/18E  Q4/18E  Q2/19E  Q4/19E  IDE approvalManufacturing line at GE readyU.S. Pilot study initiation  Post CE approval study final results Sales initiation in Israel (1,2)  Sales initiation in EMEA (1,2)U.S. Pivotal study initiation (2,3)  (1) Pending strategic partnership (2) Pending sufficient capital(3) Assuming de novo classification and no PMA

 11      Prof. Seth A. Gross  “C-scan is a novel approach to improve colon cancer screening that can become an alternative to current screening methods. The device generates 3D colon mapping without the need for bowl preparation through which it  eliminates barriers for screening noncompliance and has potential to save people lives“  Seth A. GrossAssociate Professor of Medicine at NYU School of Medicine; Gastroenterology Section Chief at Tisch Hospital; Director of Endoscopy at NYU Langone Medical Center    Prof. Nadir Arber  “ C-Scan is a swallow and forget breakthrough device that can change the history of colon cancer screening and prevention.“  Nadir Arber Prof. of Internal Medicine and Gastroenterology Head, Health Promotion Center Head, Integrated Cancer Prevention CenterTel-Aviv Sourasky Medical Center  Strong support from KOL’s

 12    ~10 years Prevention Opportunity  From healthy individual with pre-cancerous polyps   To cancer patient  Early Detection  Source: Gastro 1997;112:594-692 (Winawer)  Cancerous Polyp  Highly preventable form of cancer

   13  Screening rates U.S EU and China  Ages ≥ 50   Sources: CDC NHIS survey results as published in the CDC’s MMWR between 2006 and 2017 Radiology,. 2017, Ahead of Print, https://doi.org/10.1148/radiol.2017170924 (Smith) Schreuders EH, et al. Gut 2015;0:1–13. doi:10.1136/gutjnl-2014-309086   60%  20-30%  U.S  Germany     80% goal  By 2020   ~13%  China  FOBT – 9-24 (%) *  FIT – 32-53 (%) *  COLONOSCOPY – 88-98 (%) *            7%  15%  * Sensitivity for pre-cancerous polyps

 14    Barriers to Colonoscopy screening in U.S    Laxative preparation    Insertion of endoscope    Fasting requirements    Other reasons    Concern over pain    Embarrassment  Source: Mayo Clinic Proc. 2007;82(6):666-671 (Beebe)

   15    Prevention-Screening for cancer and polypsHigh sensitivity for pre-cancerous polyps  Early Detection-Screening for cancer Low sensitivity for pre-cancerous polyps  C-Scan focuses on increasing public’s willingness to screen  C-Scan®    CTC  Colonoscopy  Capsule Endoscopy  FOBT, FIT  Stool DNA   Liquid Biopsy    Sources: AGA Institute Guidelines for the Early Detection of Colorectal Cancer and Adenomatous Polyps American Cancer Society. Colorectal Cancer Facts & Figures 2017-2019. Atlanta: American Cancer Society; 2017 USPSTF, JAMA. 2016;315(23):2564-2575. doi:10.1001/jama.2016.5989       Adherence  LOW  HIGH      HIGH  LOW  Sensitivity

     16    C-Scan® Advantages  Patient  Payer   Hospital and Physician  NO laxatives NO boostersNO sedation  NO need for anesthesiaNO operating roomMinimal staff involved   GIs focused on polyp removal  Analysis anywhere – Portal based analysis suite  INCREASES screening adherenceINCREASES willingness to undergo colonoscopyREDUCES CRC incidents and mortalitySAVES treatment cost  Autonomous procedurePatients continue normal daily routine (avg. 2-3 days)

     17  % Sensitivity  r2 = 0.98  Scan imaging density   Strong correlation between scan imaging density and sensitivity  SensitivityAbility to identify polyps accuratelySpecificityAbility to identify lack of polypsScan imaging density Scans distribution along colon  Specificity consistent around 89%    44%    55%    78%    100%  < 70%  < 50%  <20%  12 Procedures  19 Procedures  35 Procedures  To date avg. scan imaging density (64%)  44% sensitivity for all evaluable cases from CE Study;  46% average scanning image density from CE Study;  64% average scan imaging density with 21 evaluable cases for C-Scan Version 3

 18  Financial Overview        Amounts raised: $25.5 million IPO with simultaneous private placement in 2015 $11.2 million total registered direct offerings in 2016-20171.6 million shares outstanding (4/4/2018)Trade on the NASDAQ: CHEK  $7.0 million of cash, cash equivalents and short-term bank deposits (12/31/17)Analyst coverage: H.C. Wainwright, Chardan Capital Markets

   Investment Highlights  Revolution in CRC screening market  CE Mark approved in the European Union  Strategic collaboration with GE Healthcare  Robust intellectual property protection    0344  19  Commercialization pathway buildup   Productive discussions with regulatory agencies

   20  Appendix

 Post EU approval Study  FundRaise  U.S. Pilot Study  Commercialization (Israel)  Commercialization (EU)  U.S. Pivotal Study  Sales (U.S.)  Cost Reduction, High Volume Manufacturing  21  2018E  2019E  2020E  2021E  Reimbursement Strategic Partner  Additional Capital  Strategic Partner  AMAR*  IDE  Sufficient Capital            MilestonesH2 2018E - 2021E   *AMAR- Israeli Ministry of Health's medical device regulation unit

   Reimbursement for screening methods  22  Colonoscopy (avg. including, anesthesia, biopsy, bowel prep) - Medicare $1,036 - Private sector   $2,000 to $3,000CTC (Virtual colonoscopy) $436Cologuard (Stool DNA, Exact) $509 Capsule Endoscopy (Medtronic) 83,100 JPY ($776) using current exchange rate for year 2014  Sources: https://www.cms.gov/apps/physician-fee-schedule/, Apr. 2015 https://www.sec.gov/Archives/edgar/data/1124140/000155837018000941/exas-20171231x10k.htm, Feb. 2018 http://mayafiles.tase.co.il/rpdf/854001-855000/p854945-00.pdf   U.S  Japan

 23    23  X-ray Exposure Control    mSv          Very Low Radiation Exposure        Stand by mode  Typical organ radiation doses from various radiologic studies  0.05mSv        C-Scan Imaging    Scan mode

 24    Clinical development  Highlights    Israel; 100 patients, 2015 - 2016   Development, Clinical proof-of-concept  Safety – ingestion and passage  Radiation dosage of 0.06mSv (~chest X-ray)  3D colon map and capsule track  Polyp identification validated by colonoscopy  Clinical Feasibility    Clinical Performance  Evaluation of safety and initial clinical performance  Israel; 66 patients, completed Sep. 2017   Safety  Clinical Performance  +200 capsules ingested so far, with clear safety record6 Leading medical centersin Israel and EuropeCE mark approval in the European Union

   25  Potential New applications  depending on potential strategic partnerships  Exploring opportunities for C-Scan® technology spin offs  Localized drug delivery capsuleGastro intestinal motility diagnostics capsuleSmall bowel video capsule combined with C-Scan® tracking system

 26    Executive Management        Alex Ovadia CEODr. Yoav KimchyFounder & CTO Lior Torem CFOBoaz ShpigelmanVP R&D     BOD  Dr. Walt Robb (1)Yuval YanaiDr. Mary Jo GormanXQ LiTomer KarivClara Ezed  Member of the BOD of Check -Cap US Inc. our U.S Subsidiary  Steve Hanley Chairman

 27  C-Scan®- Preparation-Free Colon Screening  The C-Scan System is not available for sale or clinical use in the US.